NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, LA 70112

Financial Contacts: Kathleen L. Quirk (504) 582-4195	David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc. Reports
Fourth-Quarter and Twelve-Month 2005 Results

HIGHLIGHTS

•
Fourth-quarter 2005 net income of $463.2 million, $2.19 per share, compared with net income of $212.5 million, $1.08 per share, for the fourth quarter of 2004. Full-year 2005 net income of $934.6 million, $4.67 per share, compared with $156.8 million, $0.85 per share, for full-year 2004.

•
PT Freeport Indonesia’s (PT-FI), FCX’s Indonesian mining unit, share of fourth-quarter 2005 sales was a record 468.4 million pounds of copper and 1.1 million ounces of gold, compared with 419.2 million pounds of copper and 618 thousand ounces of gold in the fourth quarter of 2004.

•	PT-FI’s share of 2005 sales totaled 1.46 billion pounds of copper and a record 2.8 million ounces of gold, compared with 1.0 billion pounds of copper and 1.44 million ounces of gold for 2004.

•	FCX’s operating cash flows totaled $669.5 million for the fourth quarter of 2005 and $1.55 billion for 2005. Capital expenditures totaled $143.0 million in 2005.

•	2005 financial transactions totaled $1.2 billion, including $0.7 billion in debt reduction and over $0.5 billion in common stock dividends and share purchases.

o
Debt reductions totaled $130.2 million in the fourth quarter of 2005 and $696.0 million in 2005. Total debt at December 31, 2005, approximated $1.26 billion, $492.3 million net of $763.6 million of cash.

o
Common stock dividends during 2005 totaled $452.5 million, $2.50 per share, including three $0.50 per share supplemental dividends. Share purchases totaled 2.4 million shares for $80.2 million, $33.83 per share average.

•	PT-FI’s share of estimated recoverable reserves as of December 31, 2005 totaled 40.3 billion pounds of copper and 43.9 million ounces of gold.

NEW ORLEANS, LA, January 17, 2006 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported fourth-quarter 2005 net income applicable to common stock of $463.2 million, $2.19 per share, compared with net income of $212.5 million, $1.08 per share, for the fourth quarter of 2004. For the twelve months ended December 31, 2005, FCX reported net income of $934.6 million, $4.67 per share, compared with $156.8 million, $0.85 per share, for the twelve months ended December 31, 2004. Results for 2005 primarily reflect substantially higher sales volumes and copper and gold prices than in 2004. Sales in 2004 were adversely affected by lower ore grades and reduced mill throughput as PT-FI completed efforts to restore safe access to the higher-grade ore areas in its Grasberg open-pit mine following the fourth-quarter 2003 slippage and debris flow events.

Special items reduced 2005 income before taxes and minority interests by $6.3 million ($5.0 million to net income or $0.02 per share) for the fourth-quarter and $48.6 million ($37.9 million to net income or $0.17 per share) for the full-year 2005. Fourth-quarter 2005 special items included a reduction of $13.8 million ($10.0 million to net income, net of related reduction of interest expense, or $0.05 per share) for early extinguishments and conversions of debt and a gain of $6.6 million ($4.9 million to net income or $0.02 per share) from the sale of the last parcel of land in Arizona held by an FCX joint venture. Other special items during 2005 included reductions of $38.4 million ($30.3 million to net income, net of related reduction of interest expense, or $0.14 per share) for early extinguishments and conversions of debt and $5.0 million ($2.6 million to net income or $0.01 per share) on the redemption of Silver-Denominated Preferred Stock.

Special items increased 2004 income before taxes and minority interests by $111.7 million ($64.6 million to net income or $0.29 per share) for the fourth-quarter and $102.7 million ($56.4 million to net income or $0.30 per share) for the full-year 2004. Fourth-quarter 2004 net gains included a $95.0 million ($48.8 million to net income or $0.22 per share) gain from insurance proceeds related to the fourth-quarter 2003 events at the Grasberg open pit; a $21.3 million ($20.4 million to net income or $0.09 per share) gain from the sale of a parcel of land in Arizona held by an FCX joint venture; a $7.5 million ($0.03 per share) gain to net income from Atlantic Copper’s sale of its wire rod and wire assets and a $12.0 million ($0.05 per share) reduction in net income related to Atlantic Copper’s workforce reduction plan. Other special items during 2004 included reductions of $14.0 million ($7.4 million to net income, net of related reduction of interest expense, or $0.04 per share) for early extinguishments and conversions of debt and $1.4 million ($0.7 million to net income or less than $0.01 per share) on the redemption of Silver-Denominated Preferred Stock.

SUMMARY FINANCIAL TABLE
	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues	$1,489,874	$924,791	$4,179,118	$2,371,866
Operating income	929,693	466,862	2,177,286	703,576
Net income applicable to common stock(a), (b)	463,180	212,505	934,627	156,776
Diluted net income per share of common stock(c)	$2.19	$1.08	$4.67	$0.85

Diluted average common shares outstanding(c)	221,025	220,581	220,470	184,923

a)	Amounts reflect the special items described above.
b)	After preferred dividends. See note (f) to the Consolidated Statements of Income.
c)
Diluted net income per share reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling $5.4 million and dividends totaling $15.1 million for the fourth quarter of 2005, interest of $10.4 million and dividends of $15.1 million for the fourth quarter of 2004 and interest of $35.1 million and dividends of $60.5 million for the 2005 twelve-month period, and the inclusion of 33.0 million shares for the fourth quarter of 2005, 39.3 million shares for the fourth quarter of 2004 and 38.0 million shares for the 2005 twelve-month period. These instruments were not dilutive for the 2004 twelve-month period.

James R. Moffett, Chairman of the Board of FCX, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “Exceptional operating performance and favorable copper and gold markets enabled us to achieve record financial results in 2005. Our operating team’s extraordinary efforts allowed us to recoup substantially all of the previously reported shortfalls going into December 2005. We also took a number of steps during 2005 to improve our financial position, while returning significant cash to shareholders. We are positive about the outlook for our business as we work to enhance and realize the maximum values of our long-lived, low-cost copper and gold reserves.”

PT-FI PRODUCTION AND SALES

PT-FI achieved significantly higher production and sales and multiple operating records during the fourth quarter and full year of 2005, reflecting higher ore grades and milling rates than in 2004. As a result of exceptional operating performance in December, which allowed PT-FI to substantially offset the shortfalls reported on November 29, 2005, fourth-quarter sales volumes of

468.4 million pounds of copper and 1.1 million ounces of gold were 2 percent lower for copper and on target for gold compared with the estimates provided in our third-quarter earnings release on October 18, 2005. PT-FI’s share of sales include sharing adjustments with PT-FI’s joint venture partner, which reduced PT-FI’s share of copper sales by 18 million pounds in the fourth quarter 2005.

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Copper (000s of recoverable pounds):
Production	473,500	423,700	1,455,900	996,500
Sales	468,400	419,200	1,456,500	991,600
Average realized price per pound	$2.02	$1.43	$1.85	$1.37
Gold (recoverable ounces):
Production	1,116,600	629,000	2,789,400	1,456,200
Sales	1,103,500	618,100	2,790,200	1,443,000
Average realized price per ounce	$494.01	$432.57	$456.27	$412.32

Fourth-quarter 2005 copper ore grades averaged 1.31 percent, compared with 1.17 percent for the fourth quarter of 2004. Full-year 2005 copper ore grades averaged 1.13 percent, compared with 0.87 percent for 2004. Fourth-quarter 2005 copper recovery rates were 91.1 percent, compared with 90.7 percent for the fourth quarter of 2004. Full-year 2005 copper recovery rates were 89.2 percent, compared with 88.6 percent for 2004.

Gold ore grades averaged 2.33 grams per metric ton (g/t) in the fourth quarter of 2005, compared with 1.20 g/t for the fourth quarter of 2004. Full-year 2005 gold ore grades averaged 1.65 g/t compared with 0.88 g/t for 2004. Gold recovery rates averaged 84.0 percent for the fourth quarter of 2005, compared with 82.3 percent for the fourth quarter of 2004. Full-year 2005 gold recovery rates were 83.1 percent, compared with 81.8 percent for 2004. Copper and gold ore grades are projected to be lower in 2006 when compared with the 2005 ore grades because of mine sequencing.

Mill throughput, which varies depending on ore types being processed, averaged 236,900 metric tons of ore per day in the fourth quarter of 2005 compared with 229,800 metric tons of ore in the fourth quarter of 2004. Mill rates will vary during 2006 depending on ore types mined and are expected to average in excess of 220,000 metric tons of ore per day for the year.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 41,800 metric tons of ore per day in the fourth quarter of 2005, representing 18 percent of mill throughput. DOZ continued to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to a sustained rate of 50,000 metric tons per day with the installation of a second crusher and additional ventilation, expected to be completed in 2007.

Realized copper prices improved by 41 percent to an average of $2.02 per pound in the fourth quarter of 2005 from $1.43 in the fourth quarter of 2004. The spot copper price on the London Metal Exchange (LME) was $2.14 per pound on January 16, 2006. Realized gold prices improved by 14 percent to an average of $494.01 per ounce in the fourth quarter of 2005 from $432.57 in the fourth quarter of 2004. The London P.M. gold fixing price was $561.75 per ounce on January 16, 2006.

At December 31, 2005, FCX’s concentrate sales included 379.6 million pounds of copper, priced at an average of $2.03 per pound, subject to final pricing over the next several months. Each $0.01 change in the price realized from the December 31 price would result in an approximate $2 million effect on FCX’s 2006 net income. Fourth-quarter 2005 adjustments to concentrate sales recognized in prior quarters increased revenues by $59.3 million ($31.4 million to net income or $0.14 per share) compared with a decrease of $6.6 million ($3.4 million to net income or $0.02 per share) in the fourth quarter of 2004.

PT-FI has updated its mine plans to incorporate 2005 results and revised estimates on mining rates in the Grasberg open pit. As a result of lower than targeted mining rates, ore from a high-grade section in the primary ore area, “6 North,” previously expected to be mined in late 2006 has been deferred to early 2007. The revised mine plans alter the timing of subsequent years’ ore production. These revised production estimates do not have a significant economic effect since the deferrals occur within months overlapping annual periods. Efforts are under way to improve productivity of mining activities which would increase mining rates and advance the timing of metal production.

PT-FI’s share of annual sales in 2006 is expected to approximate 1.3 billion pounds of copper and 1.7 million ounces of gold, compared with previous estimates of 1.4 billion pounds of copper and 1.9 million ounces of gold, with the shortfall expected to be substantially recovered in 2007. Annual sales over the five-year period from 2006 to 2010 are expected to average approximately 1.3 billion pounds of copper and 1.9 million ounces of gold. At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual copper and gold sales. During 2006, approximately 58 percent of copper and gold sales are expected in the second half of the year. Because of mine sequencing, first quarter 2006 sales are expected to be the lowest of the year, estimated to approximate 240 million pounds of copper and 340,000 ounces of gold.

UNIT NET CASH (CREDITS) COSTS
	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Per pound of copper:
Site production and delivery, after adjustments	$0.62	$0.58	$0.65	$0.77
Gold and silver credits	(1.19)	(0.66)	(0.89)	(0.62)
Treatment charges and royalties	0.37	0.25	0.31	0.25
Unit net cash (credits) costs (a)	$(0.20)	$0.17	$0.07	$0.40

a)
For a reconciliation of unit net cash (credits) costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash (credits) costs, including gold and silver credits, averaged a net credit of $(0.20) per pound of copper during the fourth quarter of 2005, compared with a net cost of $0.17 per pound in the 2004 quarter. Unit net cash costs averaged $0.07 per pound of copper in the full-year 2005, compared with $0.40 per pound in the full-year 2004. Unit site production and delivery costs in 2005 benefited from higher volumes, but were adversely affected by higher energy costs and costs of other consumables, higher mining costs and milling rates, labor costs and other factors. Also, treatment charges and royalties increased from the year-ago period, primarily reflecting higher copper prices and higher treatment rates. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure. Unit site production and delivery costs include the amortization of previously deferred mining costs of $0.01 per pound ($3.7 million) in the fourth quarter of 2005, compared with $0.01 per pound ($3.6 million) in the fourth quarter of 2004. Unit site production and delivery costs are net of deferred mining costs of $0.05 per pound ($64.9 million) for the full-year 2005, compared with $0.08 per pound ($77.8 million) for the full-year 2004. PT-FI’s 2005 waste-to-ore ratio averaged 3.1 to 1, compared with a life-of-mine average ratio of 2.4 to 1.

Pursuant to new accounting guidance from the Financial Accounting Standards Board, stripping costs are to be included in costs of sales as incurred beginning in 2006. If applied to 2005, this change would increase full-year unit costs by $0.05 per pound and reduce net income by $35.3 million, $0.16 per share. There is no impact to cash flow. Deferred mining costs of $285.4 million at December 31, 2005, net of taxes, minority interest share and inventory effects of $135.9 million, will reduce retained earnings as of January 1, 2006 upon adoption of the new accounting guidance.

Assuming 2006 average copper prices of $2.00 per pound and average gold prices of $550 per ounce and achievement of current 2006 sales estimates, PT-FI estimates that its annual 2006 unit net cash costs, including gold and silver credits, would approximate $0.51 per pound. Estimated unit net cash costs for 2006 are projected to be higher than the 2005 average, primarily because of lower 2006 copper and gold sales volumes. Because the majority of PT-FI’s costs are fixed, unit costs vary with the volumes sold and will therefore be higher during the first half of 2006 and lower during the second half compared to the projected annual average. Unit net cash costs for 2006 would change by approximately $0.03 per pound for each $25 per ounce change in the average price of gold. Forecasted unit net cash costs are calculated on the same basis as the historical unit net cash costs discussed above and reconciled in the attached presentation, “Product Revenues and Production Costs.”

SMELTER OPERATIONS

FCX’s investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. Low smelter treatment and refining charges in recent years adversely affected the results of FCX’s smelter operations and benefited the operating results of PT-FI’s mining operations. Market rates for treatment and refining charges have increased significantly since late 2004. Higher treatment and refining charges benefit FCX’s smelter operations and adversely affect its mining operations. Taking into account taxes and minority ownership interests, an equivalent change in smelting and refining charges essentially offset in FCX’s consolidated operating results.

Atlantic Copper treated a record 259,100 metric tons of concentrate and scrap in the fourth quarter of 2005, compared with 220,200 metric tons in the year-ago period. Atlantic Copper produced 137.6 million pounds of cathodes and sold 136.7 million pounds of cathodes for the fourth quarter of 2005, compared with cathode production of 127.4 million pounds and sales of 136.7 million pounds during the fourth quarter of 2004. Treatment charges received by Atlantic Copper averaged $0.27 per pound during the fourth quarter of 2005 and $0.16 per pound during the fourth quarter of 2004. Cathode cash unit costs averaged $0.17 per pound in the fourth quarter of 2005 and $0.19 per pound in the fourth quarter of 2004.

Atlantic Copper reported operating income of $19.2 million for the fourth quarter of 2005, compared with operating losses of $21.1 million in the 2004 period. The losses in the 2004 quarter included $12.0 million for work force reductions. For 2005, Atlantic Copper reported operating income of $34.8 million, compared with operating losses of $83.6 million in 2004. The positive results in 2005 reflect higher treatment charge rates and realized benefits from a recent cost reduction and operational enhancement effort, partially offset by higher energy costs, compared with 2004 which included a 51-day scheduled major maintenance turnaround. Each $0.01 change in treatment and refining charge rates equates to approximately $6 million of Atlantic Copper annual operating income.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 228,800 metric tons of concentrates in the fourth quarter of 2005, compared with 227,300 metric tons in the year-ago period. PT Smelting reported quarterly production of 145.4 million pounds of cathodes for the fourth quarter of 2005, compared with 143.8 million pounds during the fourth quarter of 2004. PT Smelting’s cathode cash unit costs per pound totaled $0.17 per pound in the fourth quarter of 2005 and $0.09 per pound in the year-ago period, primarily reflecting higher energy costs in 2005. PT-FI’s equity interest in PT Smelting’s earnings totaled $2.8 million, $2.3 million to net income or $0.01 per share, in the fourth quarter of 2005, compared to $2.3 million, $1.9 million to net income or $0.01 per share, in the 2004 quarter. PT Smelting has an 18-day maintenance turnaround scheduled for mid-2006.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur. These net deferrals will be recognized in future periods and resulted in reductions to FCX’s net income totaling $67.8 million, $0.31 per share, in the fourth quarter of 2005, compared with $24.8 million, $0.11 per share, in the fourth quarter of 2004. FCX’s net income for 2005 was reduced by $77.8 million, $0.35 per share, for changes in intercompany profits, compared with $12.7 million, $0.07 per share, in 2004. At December 31, 2005, FCX’s net deferred profits to be recognized in net income in future periods totaled $119.8 million. Based on copper prices of $2.00 per pound and gold prices of $550 per ounce for 2006 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will result in an increase to net income of approximately $60 million in the first quarter of 2006. The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

RESERVE ADDITIONS, EXPLORATION and MINE DEVELOPMENT ACTIVITIES

	Aggregate Reserves			PT-FI’s Share
	Copper (billions of lbs)	Gold (millions of ozs)	Silver (millions of ozs)	Copper (billions of lbs)	Gold (millions of ozs)	Silver (millions of ozs)
Reserves - December 31, 2004	56.2	61.0	174.5	40.5	46.5	124.5
Net additions/revisions	2.1	0.4	12.1	1.3	0.2	7.2
Production	(1.7)	(3.4)	(5.8)	(1.5)	(2.8)	(4.7)
Reserves - December 31, 2005	56.6	58.0	180.8	40.3	43.9	127.0

During 2005, additions to the aggregate proven and probable reserves of the Grasberg and other Block A ore bodies in the Grasberg minerals district totaled approximately 132 million metric tons of ore representing increases of 2.1 billion recoverable pounds of copper, 0.4 million recoverable ounces of gold and 12.1 million recoverable ounces of silver. The additions were primarily the result of positive drilling results at the Mill Level Zone and Deep Mill Level Zone deposits, a 345-million-metric-ton complex with average grades of 1.06 percent copper and 0.83 g/t gold, and at the Deep Grasberg extension to the Kucing Liar deposit, a 580-million-metric-ton complex with average grades of 1.20 percent copper and 1.06 g/t gold. Completion of a successful feasibility study at Big Gossan also contributed to these gains. Year-end aggregate proven and probable recoverable reserves, net of 2005 production, were 2.8 billion metric tons of ore averaging 1.07 percent copper, 0.92 g/t gold and 4.02 g/t silver. Estimated recoverable reserves were assessed using a copper price of $0.90 per pound and a gold price of $350 per ounce.

Pursuant to joint venture arrangements between PT-FI and Rio Tinto, Rio Tinto has a 40 percent interest in production from reserves above those reported at December 31, 1994. Net of Rio Tinto’s share, PT-FI’s share of proven and probable recoverable reserves as of December 31, 2005, was 40.3 billion pounds of copper, 43.9 million ounces of gold and 127.0 million ounces of silver. FCX has a 90.6 percent equity interest in PT-FI’s share of proven and probable reserves.

PT-FI’s exploration efforts in 2006 will be focused on testing extensions of the Deep Grasberg and Kucing Liar mine complex, the northwest extension of the Deep Ore Zone and Ertsberg Stockwork Zone mine complex, the resource potential below the previously mined Ertsberg deposit, and other targets in Block A. FCX continues to assess the timing of resumption of suspended exploration activities in areas outside the existing producing area of the Grasberg mining district.

In 2004, PT-FI commenced its Common Infrastructure project, which will provide access to its large undeveloped underground ore bodies located in the Grasberg mining district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. The Common Infrastructure project is progressing according to plan.

PT-FI is also developing Big Gossan, a high-grade deposit located near the existing milling complex. The engineering design for Big Gossan includes 53 million metric tons of ore, grading 2.3 percent copper and 1.1 g/t of gold, expected to yield aggregate recoverable copper of 2.5 billion pounds and aggregate recoverable gold of 1.3 million ounces. Aggregate capital expenditures for Big Gossan to be incurred over a four-year period beginning in 2005 total approximately $225 million, $195 million net to PT-FI, with a ramp-up to full production of 7,000 metric tons per day by 2010 (average annual aggregate incremental production approximating 135 million pounds of copper and 65,000 ounces of gold, with PT-FI receiving 60 percent of these amounts).

CASH FLOWS and DEBT REDUCTIONS

FCX generated operating cash flows totaling $669.5 million during the fourth quarter of 2005 and $1.55 billion for 2005. Capital expenditures totaled $47.4 million for the fourth quarter of 2005 and $143.0 million for 2005, approximately $40 million below estimates, primarily reflecting deferral of planned expenditures. Capital expenditures for 2006 are currently estimated to approximate $250 million.

Total debt at December 31, 2005 approximated $1.26 billion, $492.3 million net of $763.6 million of cash. FCX’s current portion of long-term debt at December 31, 2005 totaled $253.4 million, including $167.4 million for its gold-denominated preferred stock due February 1, 2006. Assuming a redemption price of $550 per ounce of gold, a cash payment of $237 million would be required, which would result in a reduction to income during the first quarter of 2006 of approximately $70 million ($37 million to net income). The redemption price will be based on the London P.M. fixing price on each of the 20 trading days ending on January 30, 2006.

Total debt was reduced by $130.2 million in the fourth quarter of 2005 and $696.0 million in 2005. FCX completed the following transactions in 2005 to accelerate the repayment of debt totaling $669.9 million:

•	prepayment of $187.0 million of bank debt;

•	purchases in open market transactions of
o	$216.1 million of 10⅛% Senior Notes due 2010 for $239.4 million, including $66.3 million of fourth-quarter 2005 purchases for $73.1 million;
o	$11.1 million of 7.50% Senior Notes due 2006 for $11.5 million; and
o	$4.4 million of 7.20% Senior Notes due 2026 for $4.1 million;

•
privately negotiated transactions to induce conversion of $251.3 million of 7% Convertible Senior Notes due 2011 into 8.1 million shares of FCX common stock, including $62.9 million of fourth-quarter 2005 conversions into 2.0 million shares of FCX common stock.

As a result of these transactions, FCX recorded charges of $13.8 million ($10.0 million to net income, net of related reduction of interest expense, or $0.05 per share) in the fourth quarter of 2005 and $52.2 million ($40.2 million to net income, net of related reduction of interest expense, or $0.18 per share) in 2005. The aggregate interest cost savings of these transactions is estimated to approximate $48 million per annum.

FCX has $253.4 million in debt maturities in 2006, which can be funded with $763.6 million of cash on hand. Debt maturities total $40.6 million for the three-year period of 2007 through 2009.

Using estimated sales volumes for 2006 and assuming average 2006 prices of $2.00 per pound of copper and $550 per ounce of gold, FCX would generate operating cash flows approximating $1.1 billion in 2006. Each $0.10 per pound change in copper prices would affect 2006 cash flows by approximately $65 million and each $25 per ounce change in gold prices would affect 2006 cash flows by approximately $21 million. First-quarter 2006 operating cash flows are expected to be the lowest of the year as a result of significant first-quarter tax payments related to 2005, other working capital requirements, the impact of lower sales volumes and an estimated loss on the gold-denominated preferred stock due February 1, 2006.

FINANCIAL POLICY

FCX has a long-established tradition of returning substantial cash to shareholders through dividends and share purchases. Based on current mine plans and subject to future copper and gold prices, FCX expects its cash flows to exceed budgeted capital expenditures, which would provide opportunities to reduce debt further and return cash to shareholders through dividends and share purchases.

Financial transactions completed during 2005 totaled $1.2 billion, including $0.7 billion in debt reductions and $0.5 billion in common stock dividends and share purchases. Dividends paid to common stockholders totaled $139.6 million in the fourth quarter of 2005 and $452.5 million ($2.50 per share) in 2005. During 2005, FCX’s Board of Directors authorized three supplemental dividends totaling $1.50 per share and increased the regular dividend to $1.25 per share. FCX purchased 2.4 million of its shares during 2005 for $80.2 million ($33.83 per share average) and has purchased a total of 5.8 million shares for $179.7 million ($31.22 per share average) under a 20-million share Board authorized open market purchase program.

The potential payment of future regular and supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. The timing of future purchases of FCX’s common stock depends on a number of factors including the price of its common shares, its cash flows and financial position, copper and gold prices and general economic and market conditions.

As of December 31, 2005, FCX had approximately 187 million common shares outstanding.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected treatment charge rates, projected operating cash flows, the impact of copper and gold price changes, and the impact of changes in deferred intercompany profits on earnings. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s cash flows and financial position, copper and gold prices and general economic and market conditions. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and cathode cash unit costs per pound of copper. As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about fourth-quarter 2005 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, February 10, 2006.

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FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	Fourth Quarter		Twelve Months
	2005	2004	2005		2004
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	473,500	423,700	1,455,900		996,500
Production (metric tons)	214,800	192,200	660,400		452,000
Sales (000s of pounds)	468,400	419,200	1,456,500		991,600
Sales (metric tons)	212,500	190,200	660,700		449,800
Average realized price per pound	$2.02	$1.43	$1.85		$1.37
Gold (recoverable ounces)
Production	1,116,600	629,000	2,789,400		1,456,200
Sales	1,103,500	618,100	2,790,200		1,443,000
Average realized price per ounce	$494.01	$432.57	$456.27		$412.32
Silver (recoverable ounces)
Production	1,361,600	1,055,700	4,742,400		3,270,700
Sales	1,341,100	1,041,800	4,734,600		3,257,800
Average realized price per ounce	$7.97	$7.03	$6.36	[a]	$6.10	[a]

PT Freeport Indonesia, 100% Aggregate
Ore milled (metric tons per day)	236,900	229,800	216,200		185,100
Average ore grade
Copper (percent)	1.31	1.17	1.13		.87
Gold (grams per metric ton)	2.33	1.20	1.65		.88
Gold (ounce per metric ton)	.075	.039	.053		.028
Silver (grams per metric ton)	5.36	4.32	4.88		3.85
Silver (ounce per metric ton)	.172	.139	.157		.124
Recovery rates (percent)
Copper	91.1	90.7	89.2		88.6
Gold	84.0	82.3	83.1		81.8
Silver	62.7	63.2	58.2		56.8
Copper (recoverable)
Production (000s of pounds)	554,700	474,800	1,688,900		1,098,600
Production (metric tons)	251,600	215,300	766,100		498,300
Sales (000s of pounds)	548,900	469,800	1,689,400		1,092,700
Sales (metric tons)	249,000	213,100	766,300		495,600
Gold (recoverable ounces)
Production	1,357,600	663,100	3,439,600		1,536,600
Sales	1,341,600	651,600	3,437,800		1,523,600
Silver (recoverable ounces)
Production	1,914,000	1,504,500	5,791,400		3,873,800
Sales	1,897,100	1,490,300	5,795,200		3,857,500

a.	Amounts were $7.38 for the 2005 twelve-month period and $6.54 for the 2004 twelve-month period before hedging losses resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	Fourth Quarter		Twelve Months
	2005	2004	2005	2004
Atlantic Copper
Concentrate and scrap treated (metric tons)	259,100	220,200	975,400	768,100
Anodes
Production (000s of pounds)	157,500	142,300	626,600	494,400
Production (metric tons)	71,400	64,600	284,200	224,300
Sales (000s of pounds)	21,000	20,300	85,100	36,700
Sales (metric tons)	9,500	9,200	38,600	16,600
Cathodes
Production (000s of pounds)	137,600	127,400	545,300	454,700
Production (metric tons)	62,400	57,700	247,300	206,200
Sales (including wire rod and wire)
(000s of pounds)	136,700	136,700	548,600	479,200
(metric tons)	62,000	62,000	248,800	217,400
Gold sales in anodes and slimes (ounces)	120,200	67,700	542,800	316,700
Cathode cash unit cost per pound[a]	$0.17	$0.19	$0.17	$0.25

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	228,800	227,300	908,900	758,100
Anodes
Production (000s of pounds)	154,800	145,400	606,300	466,500
Production (metric tons)	70,200	66,000	275,000	211,600
Sales (000s of pounds)	-	-	-	2,300
Sales (metric tons)	-	-	-	1,000
Cathodes
Production (000s of pounds)	145,400	143,800	579,700	464,000
Production (metric tons)	65,900	65,300	262,900	210,500
Sales (000s of pounds)	147,000	145,400	580,900	462,900
Sales (metric tons)	66,700	66,000	263,500	210,000
Cathode cash unit cost per pound[b]	$0.17	$0.09	$0.13	$0.12

a.
For a reconciliation of cathode cash unit costs per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

b.
For a reconciliation of cathode cash unit costs per pound to equity in PT Smelting’s earnings reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2005		2004	2005		2004
	(In Thousands, Except Per Share Amounts)
Revenues	$1,489,874	[a]	$924,791 [a]	$4,179,118	[a]	$2,371,866 [a]
Cost of sales:
Production and delivery	447,672	[b]	434,984 [b]	1,637,632	[b]	1,450,291 [b]
Depreciation and amortization	78,781		82,653	251,512		206,408
Total cost of sales	526,453		517,637	1,889,144		1,656,699
Exploration expenses	2,382		1,687	8,803		8,664
General and administrative expenses	31,346	[c]	25,605 [c]	103,885	[c]	89,927 [c]
Gain on insurance settlement	-		(87,000)	-		(87,000)
Total costs and expenses	560,181		457,929	2,001,832		1,668,290
Operating income[d]	929,693		466,862	2,177,286		703,576
Equity in PT Smelting earnings	2,829		2,273	9,302		2,045
Interest expense, net	(25,469)		(37,526)	(131,639)		(148,103)
Losses on early extinguishment and conversion of debt	(13,831)		-	(52,210)		(14,011)
Gains on sales of assets	6,631		28,756	6,631		28,756
Other income (expense), net	7,868	[e]	(1,426)[e]	27,568	[e]	2,121 [e]
Income before income taxes and minority interests	907,721		458,939	2,036,938		574,384
Provision for income taxes	(375,644)		(202,786)	(915,068)		(330,680)
Minority interests in net income of consolidated
subsidiaries	(53,772)		(28,523)	(126,743)		(41,437)
Net income	478,305		227,630	995,127		202,267
Preferred dividends[f]	(15,125)		(15,125)	(60,500)		(45,491)
Net income applicable to common stock	$463,180		$212,505	$934,627		$156,776

Net income per share of common stock:
Basic	$2.50		$1.19	$5.18		$0.86
Diluted	$2.19	[g]	$1.08 [g]	$4.67	[g]	$0.85
Average common shares outstanding:
Basic	185,542		178,812	180,270		182,272
Diluted	221,025	[g]	220,581 [g]	220,470	[g]	184,923

Dividends paid per share of common stock	$0.75		$0.50	$2.50		$1.10

a.
Includes positive (negative) adjustments to prior period concentrate sales totaling $59.3 million for the 2005 quarter, $(6.6) million for the 2004 quarter, $8.6 million for the year ended December 31, 2005 and $7.3 million for the year ended December 31, 2004.

b.
Includes $3.7 million for the 2005 quarter and $3.6 million for the 2004 quarter for amortization of deferred mining costs. Amounts are net of deferred mining costs of $64.9 million for the year ended December 31, 2005 and $77.8 million for the year ended December 31, 2004. The pro forma impact of applying the new accounting rules described in Note a on page IV would be to increase (decrease) net income by $0.7 million or less than $0.01 per share for the 2005 quarter, $3.1 million or $0.01 per share for the 2004 quarter, $(35.3) million or $0.16 per share for the year ended December 31, 2005 and $(39.4) million or $0.21 per share for the year ended December 31, 2004. Fourth-quarter 2004 and year-ended December 31, 2004 amounts include an $8.0 million gain on insurance settlement for property loss recoveries.

c.
Includes Rio Tinto’s share of joint venture reimbursements for employee stock option exercises which decreased general and administrative expenses by $4.4 million for the 2005 quarter, $2.2 million for the 2004 quarter, $10.4 million for the year ended December 31, 2005 and $7.0 million for the year ended December 31, 2004. Fourth-quarter 2004 and year-ended December 31, 2004 amounts include a $2.2 million charge for Atlantic Copper’s workforce reduction plan.

d.
FCX estimates the pro forma effect on 2005 earnings of new stock option accounting rules effective January 1, 2006, would have reduced operating income by approximately $28 million, $16 million to net income.

e.	Interest income totaled $5.1 million for the 2005 quarter, $1.7 million for the 2004 quarter, $16.8 million for the year ended December 31, 2005 and $5.9 million for the year ended December 31, 2004.
f.	Preferred dividends relate to FCX’s 5½% Convertible Perpetual Preferred Stock sold on March 30, 2004.
g.
Diluted net income per share reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest charged to expense totaling $5.4 million and dividends totaling $15.1 million for the 2005 quarter, interest of $10.4 million and dividends of $15.1 million for the 2004 quarter and interest of $35.1 million and dividends of $60.5 million for the year ended December 31, 2005, and the inclusion of 33.0 million shares for the 2005 quarter, 39.3 million shares for the 2004 quarter and 38.0 million shares for the year ended December 31, 2005. These instruments were not dilutive for the year ended December 31, 2004.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,		December 31,
	2005		2004
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$763,599		$551,450
Restricted cash	-		500
Accounts receivable	687,969		435,062
Inventories	565,019		466,712
Prepaid expenses and other	5,795		6,223
Total current assets	2,022,382		1,459,947
Property, plant, equipment and development costs, net	3,088,931		3,199,292
Deferred mining costs	285,355	[a]	220,415	[a]
Other assets	119,999		159,539
Investment in PT Smelting	33,539		47,802
Total assets	$5,550,206		$5,086,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$573,560		$386,590
Accrued income taxes	327,041		92,346
Current portion of long-term debt and short-term borrowings	253,350		78,214
Rio Tinto share of joint venture cash flows	125,809		60,224
Unearned customer receipts	57,184		33,021
Accrued interest payable	32,034		47,167
Total current liabilities	1,368,978		697,562
Long-term debt, less current portion:
Senior notes	624,365		911,336
Convertible senior notes	323,667		575,000
Equipment and other loans	54,529		67,624
Atlantic Copper debt	37		4,426
Redeemable preferred stock	-		179,880
PT Puncakjaya Power bank debt	-		135,426
Total long-term debt, less current portion	1,002,598		1,873,692
Accrued postretirement benefits and other liabilities	210,259		200,228
Deferred income taxes	902,386		932,416
Minority interests	222,991		219,448
Stockholders' equity:
Convertible perpetual preferred stock	1,100,000		1,100,000
Class B common stock	29,689		28,496
Capital in excess of par value of common stock	2,212,253		1,852,816
Retained earnings	1,086,191		604,680
Accumulated other comprehensive income	10,749		11,342
Common stock held in treasury	(2,595,888)		(2,433,685)
Total stockholders’ equity	1,842,994		1,163,649
Total liabilities and stockholders’ equity	$5,550,206		$5,086,995

a.
In March 2005, the Financial Accounting Standards Board ratified Emerging Issues Task Force (EITF) Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry,” which requires that stripping costs incurred during the production phase of a mine be considered costs of the extracted minerals and recognized as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory. As a result, capitalization of stripping costs incurred during the production phase of a mine is appropriate only to the extent product inventory exists at the end of a reporting period. The guidance in EITF Issue No. 04-6 is effective for financial statements issued for fiscal years beginning after December 15, 2005. FCX will adopt the guidance on January 1, 2006, with the most significant impacts of adoption being the deferred mining costs asset on FCX’s balance sheet, net of taxes and minority interest share, will be charged to retained earnings and future stripping costs will be charged to cost of sales as incurred. Adoption of the new guidance will have no impact on FCX’s cash flows.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2005	2004
	(In Thousands)
Cash flow from operating activities:
Net income	$995,127	$202,267
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	251,512	206,408
Losses on early extinguishment and conversion of debt	52,210	14,011
Gains on sales of assets	(6,631)	(28,756)
Deferred income taxes	(32,347)	76,253
Equity in PT Smelting earnings	(9,302)	(2,045)
Minority interests' share of net income	126,743	41,437
Increase in deferred mining costs	(64,940)[a]	(77,780)[a]
Amortization of deferred financing costs	7,596	8,501
Elimination of profit on PT Freeport Indonesia sales to PT Smelting	23,565	13,798
Provision for inventory obsolescence	6,000	4,916
Other	24,164	13,049
(Increases) decreases in working capital:
Accounts receivable	(252,934)	(235,756)
Inventories	(108,225)	(91,744)
Prepaid expenses and other	(45)	34,304
Accounts payable and accrued liabilities	216,331	97,781
Rio Tinto share of joint venture cash flows	66,133	17,793
Accrued income taxes	257,588	46,918
(Increase) decrease in working capital	178,848	(130,704)
Net cash provided by operating activities	1,552,545	341,355
Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(129,190)	(119,207)
Atlantic Copper and other capital expenditures	(13,796)	(21,792)
Sale of assets	6,631	39,885
Proceeds from insurance settlement	2,016	6,261
Investment in PT Smelting and other	-	(1,923)
Sale of restricted investments	-	21,804
Decrease in Atlantic Copper restricted cash	-	11,000
Net cash used in investing activities	(134,339)	(63,972)
Cash flow from financing activities:
Net proceeds from sale of senior notes	-	344,354
Proceeds from other debt	66,058	96,122
Repayments of debt	(559,071)	(470,472)
Redemption of step-up preferred stock	(215)	(1,172)
Net proceeds from sale of convertible perpetual preferred stock	-	1,067,000
Purchase of FCX common shares from Rio Tinto	-	(881,868)
Purchases of other FCX common shares	(80,227)	(99,477)
Cash dividends paid:
Common stock	(452,510)	(198,782)
Preferred stock	(60,501)	(35,470)
Minority interests	(124,636)[b]	(11,447)[b]
Net proceeds from exercised stock options	5,081	3,196
Bank credit facilities fees and other	(36)	(1,569)
Net cash used in financing activities	(1,206,057)	(189,585)
Net increase in cash and cash equivalents	212,149	87,798
Cash and cash equivalents at beginning of year	551,450	463,652
Cash and cash equivalents at end of year	$763,599	$551,450

a.	See Note a on page IV.
b.	Represents minority ownership interests’ share of PT Freeport Indonesia and PT Puncakjaya Power dividends.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations expressed on a basis relating to its primary metal product, copper. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains copper, gold and silver, (3) it is not possible to specifically assign PT Freeport Indonesia’s costs to revenues from the copper, gold and silver it produces in concentrates, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by PT Freeport Indonesia’s management and Board of Directors to monitor its operations. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, PT Freeport Indonesia shows adjustments to revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs, which consist of items such as write-offs of equipment or unusual charges, have not been material. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold and silver revenues are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended December 31, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$966,416	$966,416	$544,478	$11,257	$1,522,151

Site production and delivery, before net noncash
and nonrecurring credits shown below	290,511 [a]	184,446 [b]	103,917 [b]	2,148 [b]	290,511
Gold and silver credits	(555,735)	-	-	-	-
Treatment charges	124,872	79,281	44,668	923	124,872
Royalty on metals	46,859	29,751	16,761	347	46,859
Unit net cash (credits) costs	(93,493)	293,478	165,346	3,418	462,242
Depreciation and amortization	67,428	42,810	24,119	499	67,428
Noncash and nonrecurring credits, net	(706)	(448)	(253)	(5)	(706)
Total unit (credits) costs	(26,771)	335,840	189,212	3,912	528,964
Revenue adjustments, primarily for pricing on
prior period open sales	80,588	80,588	-	-	80,588
PT Smelting intercompany profit elimination	(20,445)	(12,981)	(7,313)	(151)	(20,445)
Gross profit	$1,053,330	$698,183	$347,953	$7,194	$1,053,330

Pounds of copper sold (000s)	468,400	468,400
Ounces of gold sold			1,103,500
Ounces of silver sold				1,341,100

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	202.5 ¢	202.5 ¢	$494.01	$7.97

Site production and delivery, before net noncash
and nonrecurring credits shown below	62.0 [a]	39.4 [b]	94.17 [b]	1.60 [b]
Gold and silver credits	(118.6)	-	-	-
Treatment charges	26.7	16.9	40.48	0.69
Royalty on metals	10.0	6.4	15.19	0.26
Unit net cash (credits) costs	(19.9)	62.7	149.84	2.55
Depreciation and amortization	14.4	9.1	21.86	0.37
Noncash and nonrecurring credits, net	(0.2)	(0.1)	(0.23)	-
Total unit (credits) costs	(5.7)	71.7	171.47	2.92
Revenue adjustments, primarily for pricing on
prior period open sales	21.1	21.1	(0.59)	0.42
PT Smelting intercompany profit elimination	(4.4)	(2.8)	(6.63)	(0.11)
Gross profit per pound/ounce	224.9 ¢	149.1 ¢	$315.32	$5.36

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,522,151	$290,511	$67,428
Net noncash and nonrecurring credits per above	N/A	(706)	N/A
Less: Treatment charges per above	(124,872)	N/A	N/A
Royalty per above	(46,859)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	80,588	N/A	N/A
Mining and exploration segment	1,431,008	289,805	67,428
Smelting and refining segment	380,783	351,607	7,350
Eliminations and other	(321,917)	(193,740)	4,003
As reported in FCX’s consolidated financial
statements	$1,489,874	$447,672	$78,781

a.	Includes amortization of deferred mining costs totaling $3.7 million or 0.8¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Includes amortization of deferred mining costs totaling $2.3 million or 0.5¢ per pound for copper, $1.3 million or $1.19 per ounce for gold and less than $50,000 or $0.02 per ounce for silver. See Note a above and Note a on page IV.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended December 31, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$615,825	$615,825	$267,977	$7,601	$891,403

Site production and delivery, before net noncash
and nonrecurring credits shown below	244,026 [a]	168,585 [b]	73,360 [b]	2,081 [b]	244,026
Gold and silver credits	(275,578)	-	-	-	-
Treatment charges	83,484	57,675	25,097	712	83,484
Royalty on metals	19,175	13,247	5,764	164	19,175
Unit net cash costs	71,107	239,507	104,221	2,957	346,685
Depreciation and amortization	71,457	49,366	21,482	609	71,457
Noncash and nonrecurring credits, net	(9,282)	(6,413)	(2,790)	(79)	(9,282)
Total unit costs	133,282	282,460	122,913	3,487	408,860
Revenue adjustments, primarily for pricing on
prior period open sales	(8,072)	(8,072)	-	-	(8,072)
PT Smelting intercompany profit elimination	(11,324)	(7,823)	(3,404)	(97)	(11,324)
Gross profit	$463,147	$317,470	$141,660	$4,017	$463,147

Pounds of copper sold (000s)	419,200	419,200
Ounces of gold sold			618,100
Ounces of silver sold				1,041,800

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	142.9 ¢	142.9 ¢	$432.57	$7.03

Site production and delivery, before net noncash
and nonrecurring credits shown below	58.2 [a]	40.2 [b]	118.69 [b]	2.00 [b]
Gold and silver credits	(65.7)	-	-	-
Treatment charges	19.9	13.8	40.60	0.68
Royalty on metals	4.6	3.2	9.33	0.16
Unit net cash costs	17.0	57.2	168.62	2.84
Depreciation and amortization	17.0	11.8	34.75	0.58
Noncash and nonrecurring credits, net	(2.2)	(1.5)	(4.51)	(0.08)
Total unit costs	31.8	67.5	198.86	3.34
Revenue adjustments, primarily for pricing on
prior period open sales	2.1	2.2	0.99	0.26
PT Smelting intercompany profit elimination	(2.7)	(1.9)	(5.51)	(0.09)
Gross profit per pound/ounce	110.5 ¢	75.7 ¢	$229.19	$3.86

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$891,403	$244,026	$71,457
Net noncash and nonrecurring credits per above	N/A	(9,282)	N/A
Less: Treatment charges per above	(83,484)	N/A	N/A
Royalty per above	(19,175)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(8,072)	N/A	N/A
Mining and exploration segment	780,672	234,744	71,457
Smelting and refining segment	268,563	277,410	7,423
Eliminations and other	(124,444)	(77,170)	3,773
As reported in FCX’s consolidated financial
statements	$924,791	$434,984	$82,653

a.	Includes amortization of deferred mining costs totaling $3.6 million or 0.9¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Includes amortization of deferred mining costs totaling $2.5 million or 0.6¢ per pound for copper, $1.1 million or $1.75 per ounce for gold and less than $50,000 or $0.03 per ounce for silver. See Note a above and Note a on page IV.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Year Ended December 31, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold	Silver	Total
Revenues, after adjustments shown below	$2,707,049	$2,707,049		$1,269,893	$35,165	$4,012,107

Site production and delivery, before net noncash
and nonrecurring costs shown below	949,469 [a]	640,626	[b]	300,521 [b]	8,322 [b]	949,469
Gold and silver credits	(1,305,058)	-		-	-	-
Treatment charges	350,422	236,437		110,914	3,071	350,422
Royalty on metals	103,726	69,986		32,831	909	103,726
Unit net cash costs	98,559	947,049		444,266	12,302	1,403,617
Depreciation and amortization	209,713	141,498		66,377	1,838	209,713
Noncash and nonrecurring costs, net	4,570	3,083		1,447	40	4,570
Total unit costs	312,842	1,091,630		512,090	14,180	1,617,900
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	10,023	14,975		-	(4,952)	10,023
PT Smelting intercompany profit elimination	(23,565)	(15,899)		(7,459)	(207)	(23,565)
Gross profit	$2,380,665	$1,614,495		$750,344	$15,826	$2,380,665

Pounds of copper sold (000s)	1,456,500	1,456,500
Ounces of gold sold				2,790,200
Ounces of silver sold					4,734,600

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	185.4 ¢	185.4	¢	$456.27	$6.36

Site production and delivery, before net noncash
and nonrecurring costs shown below	65.2 [a]	44.0	[b]	107.71 [b]	1.76 [b]
Gold and silver credits	(89.6)	-		-	-
Treatment charges	24.1	16.2		39.75	0.65
Royalty on metals	7.1	4.8		11.77	0.19
Unit net cash costs	6.8	65.0		159.23	2.60
Depreciation and amortization	14.4	9.7		23.79	0.39
Noncash and nonrecurring costs, net	0.3	0.2		0.52	0.01
Total unit costs	21.5	74.9		183.54	3.00
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	1.2	1.4		(1.14)	0.02
PT Smelting intercompany profit elimination	(1.6)	(1.1)		(2.67)	(0.04)
Gross profit per pound/ounce	163.5 ¢	110.8	¢	$268.92	$3.34

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$4,012,107	$949,469		$209,713
Net noncash and nonrecurring costs per above	N/A	4,570		N/A
Less: Treatment charges per above	(350,422)	N/A		N/A
Royalty per above	(103,726)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	10,023	N/A		N/A
Mining and exploration segment	3,567,982	954,039		209,713
Smelting and refining segment	1,363,208	1,288,610		28,995
Eliminations and other	(752,072)	(605,017)		12,804
As reported in FCX’s consolidated financial
statements	$4,179,118	$1,637,632		$251,512

a.	Net of deferred mining costs totaling $64.9 million or 4.5¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $43.8 million or 3.0¢ per pound for copper, $20.6 million or $7.37 per ounce for gold and $0.6 million or $0.12 per ounce for silver. See Note a above and Note a on page IV.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Year Ended December 31, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$1,363,587	$1,363,587	$595,206	$21,593	$1,980,386

Site production and delivery, before net noncash
and nonrecurring credits shown below	764,206 [a]	526,191 [b]	229,682 [b]	8,333 [b]	764,206
Gold and silver credits	(616,799)	-	-	-	-
Treatment charges	202,243	139,254	60,784	2,205	202,243
Royalty on metals	43,498	29,950	13,074	474	43,498
Unit net cash costs	393,148	695,395	303,540	11,012	1,009,947
Depreciation and amortization	168,195	115,810	50,551	1,834	168,195
Noncash and nonrecurring credits, net	(4,075)	(2,806)	(1,225)	(44)	(4,075)
Total unit costs	557,268	808,399	352,866	12,802	1,174,067
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	11,928	13,369	-	(1,441)	11,928
PT Smelting intercompany profit elimination	(13,798)	(9,501)	(4,147)	(150)	(13,798)
Gross profit	$804,449	$559,056	$238,193	$7,200	$804,449

Pounds of copper sold (000s)	991,600	991,600
Ounces of gold sold			1,443,000
Ounces of silver sold				3,257,800

Gross profit per pound of copper (¢)/per ounce of gold and silver ($):
Revenues, after adjustments shown below	136.9 ¢	136.9 ¢	$412.32	$6.10

Site production and delivery, before net noncash
and nonrecurring credits shown below	77.1 [a]	53.1 [b]	159.17 [b]	2.56 [b]
Gold and silver credits	(62.2)	-	-	-
Treatment charges	20.4	14.0	42.12	0.68
Royalty on metals	4.4	3.0	9.06	0.15
Unit net cash costs	39.7	70.1	210.35	3.39
Depreciation and amortization	17.0	11.7	35.03	0.56
Noncash and nonrecurring credits, net	(0.4)	(0.3)	(0.85)	(0.01)
Total unit costs	56.3	81.5	244.53	3.94
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	1.9	2.0	0.15	0.10
PT Smelting intercompany profit elimination	(1.4)	(1.0)	(2.87)	(0.05)
Gross profit per pound/ounce	81.1 ¢	56.4 ¢	$165.07	$2.21

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,980,386	$764,206	$168,195
Net noncash and nonrecurring credits per above	N/A	(4,075)	N/A
Less: Treatment charges per above	(202,243)	N/A	N/A
Royalty per above	(43,498)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	11,928	N/A	N/A
Mining and exploration segment	1,746,573	760,131	168,195
Smelting and refining segment	873,700	914,452	28,632
Eliminations and other	(248,407)	(224,292)	9,581
As reported in FCX’s consolidated financial
statements	$2,371,866	$1,450,291	$206,408

a.	Net of deferred mining costs totaling $77.8 million or 7.8¢ per pound. Upon adoption of EITF Issue No. 04-6, mining costs will no longer be deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $53.6 million or 5.4¢ per pound for copper, $23.4 million or $16.20 per ounce for gold and $0.8 million or $0.26 per ounce for silver. See Note a above and Note a on page IV.

X

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH UNIT COSTS

ATLANTIC COPPER CATHODE CASH UNIT COST PER POUND OF COPPER
Atlantic Copper cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Spain. FCX uses this measure for the same purpose and for monitoring operating performance at Atlantic Copper’s smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper’s measure may not be comparable to similarly titled measures reported by other companies. The reconciliation below presents reported production costs for FCX’s smelting and refining segment (Atlantic Copper) and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper’s cathode cash unit cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Smelting and refining segment production costs reported
in FCX’s consolidated financial statements	$351,607	$277,410	$1,288,610	$914,452 [a]
Less:
Raw material purchase costs	(263,159)	(45,453)	(907,130)	(249,689)
Production costs of wire rod and wire	- [b]	(158,203)	- [b]	(370,431)
Production costs of anodes sold	(3,219)	(3,514)	(13,226)	(3,720)
Other	1,301	(9,411)	(958)	(16,771)
Credits:
Gold and silver revenues	(57,136)	(29,856)	(245,772)	(133,960)
Acid and other by-product revenues	(6,038)	(6,983)	(28,446)	(25,068)
Production costs used in calculating cathode cash unit
cost per pound	$23,356	$23,990	$93,078	$114,813
Pounds of cathode produced	137,600	127,400	545,300	454,700
Cathode cash unit cost per pound	$0.17	$0.19	$0.17	$0.25

a.	Includes $27.5 million, $0.06 per pound, for costs related to Atlantic Copper’s major maintenance turnaround.
b.	Atlantic Copper sold its wire rod and wire assets in December 2004.

PT SMELTING CATHODE CASH UNIT COST PER POUND OF COPPER
PT Smelting cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs it incurs to produce cathodes at its smelting operations in Indonesia. FCX uses this measure for the same purpose and for monitoring operating performance at PT Smelting’s smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although PT Smelting’s measure may not be comparable to similarly titled measures reported by other companies. The calculation below presents PT Smelting’s reported operating costs and subtracts or adds those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting’s operating costs are then reconciled to PT Freeport Indonesia’s equity in PT Smelting earnings reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating costs - PT Smelting (100%)	$27,776	$15,618	$85,546	$64,858
Add: Gold and silver refining charges	1,046	1,025	4,233	4,064
Less: Acid and other by-product revenues	(3,407)	(4,185)	(14,524)	(13,732)
Production cost of anodes sold	-	-	-	(225)
Other	(983)	(21)	(1,944)	336
Production costs used in calculating cathode cash unit
cost per pound	$24,432	$12,437	$73,311	$55,301
Pounds of cathode produced	145,400	143,800	579,700	464,000
Cathode cash unit cost per pound	$0.17	$0.09	$0.13	$0.12
Reconciliation to Amounts Reported
Operating costs per above	$(27,776)	$(15,618)	$(85,546)	$(64,858)
Other costs	(354,869)	(267,666)	(1,278,356)	(852,911)
Revenue and other income	394,202	292,617	1,402,071	926,914
PT Smelting net income	11,557	9,333	38,169	9,145

PT Freeport Indonesia’s 25% equity interest	2,889	2,333	9,542	2,286
Amortization of excess investment cost	(60)	(60)	(240)	(241)
Equity in PT Smelting earnings reported in
FCX’s consolidated financial statements	$2,829	$2,273	$9,302	$2,045

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States (U.S.) provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. Prior to 2005, FCX also incurred a U.S. alternative minimum tax at a rate of two percent based primarily on consolidated income, net of smelting and refining results. As a result of the enactment of the American Jobs Creation Act of 2004, the 90 percent limitation on the use of foreign tax credits to offset the U.S. federal alternative minimum tax liability has been repealed effective January 1, 2005. The removal of this limitation significantly reduced FCX’s U.S. federal taxes beginning in 2005. In 2004, FCX’s U.S. federal alternative minimum tax liability totaled $8.2 million. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal tax benefit from these costs, including interest expense, primarily because the parent company normally generates no taxable income from U.S. sources. As a result, FCX’s provision for income taxes as a percentage of its consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of FCX’s consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Mining and exploration segment operating income[a]	$1,050,575	$540,685	$2,318,910	$832,112
Mining and exploration segment interest expense, net	(5,420)	(5,863)	(22,386)	(22,209)
Intercompany operating profit (deferred) recognized	(127,862)	(48,246)	(144,986)	(24,683)
Income before taxes	917,293	486,576	2,151,538	785,220
Indonesian corporate income tax rate (35%) plus U.S.
alternative minimum tax rate (2%) for 2004	35%	37%	35%	37%
Corporate income taxes	321,053	180,033	753,038	290,531

Approximate PT Freeport Indonesia net income	596,240	306,543	1,398,500	494,689
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	54,043	27,785	126,760	44,839

PT Indocopper Investama corporate income tax	5,623	-	36,544	3,005
Other, net	(5,075)	(5,032)	(1,274)	(7,695)
FCX consolidated provision for income taxes	$375,644	$202,786	$915,068	$330,680

FCX consolidated effective tax rate	41%	44%	45%	58%

a.
Excludes charges for the in-the-money value of FCX stock option exercises, which are eliminated in consolidation, totaling $36.5 million for the 2005 quarter, $18.0 million for the 2004 quarter, $70.6 million for the year ended December 31, 2005, and $87.3 million for the year ended December 31, 2004.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: “mining and exploration” and “smelting and refining.” The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia) and FCX’s Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining		Eliminations and Other	FCX Total
	(In Thousands)
Three months ended December 31, 2005:
Revenues	$1,431,008	[a]	$380,783		$(321,917)	$1,489,874
Production and delivery	289,805		351,607		(193,740)[b]	447,672
Depreciation and amortization	67,428		7,350		4,003	78,781
Exploration expenses	2,355		-		27	2,382
General and administrative expenses	57,333	[c]	2,651		(28,638)[c]	31,346
Operating income	$1,014,087		$19,175		$(103,569)	$929,693
Equity in PT Smelting earnings	$-		$2,829		$-	$2,829
Interest expense, net	$5,420		$4,630		$15,419	$25,469
Provision for income taxes	$351,077		$-		$24,567	$375,644
Capital expenditures	$43,596		$2,924		$859	$47,379
Total assets	$4,623,829	[d]	$933,059	[e]	$(6,682)	$5,550,206

Three months ended December 31, 2004:
Revenues	$780,672	[a]	$268,563		$(124,444)	$924,791
Production and delivery	234,744		277,410		(77,170)[b]	434,984
Depreciation and amortization	71,457		7,423		3,773	82,653
Exploration expenses	1,664		-		23	1,687
General and administrative expenses	37,142	[c]	4,852		(16,389)[c]	25,605
Gain on insurance settlement	(87,000)		-		-	(87,000)
Operating income (loss)	$522,665		$(21,122)		$(34,681)	$466,862
Equity in PT Smelting earnings	$-		$2,273		$-	$2,273
Interest expense, net	$5,863		$3,712		$27,951	$37,526
Provision for income taxes	$185,700		$-		$17,086	$202,786
Capital expenditures	$29,197		$3,497		$(101)	$32,593
Total assets	$4,070,767	[d]	$753,883	[e]	$262,345	$5,086,995

Year ended December 31, 2005:
Revenues	$3,567,982	[a]	$1,363,208		$(752,072)	$4,179,118
Production and delivery	954,039		1,288,610		(605,017)[b]	1,637,632
Depreciation and amortization	209,713		28,995		12,804	251,512
Exploration expenses	8,618		-		185	8,803
General and administrative expenses	147,334	[c]	10,824		(54,273)[c]	103,885
Operating income	$2,248,278		$34,779		$(105,771)	$2,177,286
Equity in PT Smelting earnings	$-		$9,302		$-	$9,302
Interest expense, net	$22,386		$16,962		$92,291	$131,639
Provision for income taxes	$781,013		$-		$134,055	$915,068
Capital expenditures	$129,551		$10,231		$3,204	$142,986

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Year ended December 31, 2004:
Revenues	$1,746,573	[a]	$873,700	$(248,407)	$2,371,866
Production and delivery	760,131		914,452	(224,292)[b]	1,450,291
Depreciation and amortization	168,195		28,632	9,581	206,408
Exploration expenses	8,471		-	193	8,664
General and administrative expenses	151,944	[c]	14,196	(76,213)[c]	89,927
Gain on insurance settlement	(87,000)		-	-	(87,000)
Operating income (loss)	$744,832		$(83,580)	$42,324	$703,576
Equity in PT Smelting earnings	$-		$2,045	$-	$2,045
Interest expense, net	$22,209		$13,783	$112,111	$148,103
Provision for income taxes	$266,372		$-	$64,308	$330,680
Capital expenditures	$119,426		$21,792	$(219)	$140,999

a.
Includes PT Freeport Indonesia’s sales to PT Smelting totaling $365.4 million for the 2005 quarter, $221.2 million for the 2004 quarter, $1,008.5 million for the year ended December 31, 2005 and $696.0 million for the year ended December 31, 2004.

b.
Includes deferral of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale to third parties has not occurred, totaling $20.4 million for the 2005 quarter, $11.3 million for the 2004 quarter, $23.6 million for the year ended December 31, 2005 and $13.8 million for the year ended December 31, 2004.

c.
Includes charges to the mining and exploration segment for the in-the-money value of FCX stock option exercises which are eliminated in consolidation totaling $36.5 million for the 2005 quarter, $18.0 million for the 2004 quarter, $70.6 million for the year ended December 31, 2005 and $87.3 million for the year ended December 31, 2004.

d.	Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $162.0 million at December 31, 2005, and $87.5 million at December 31, 2004.
e.	Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $33.5 million at December 31, 2005, and $47.8 million at December 31, 2004.

XIV